Incentive Award Cancellation Agreement
This Incentive Award Cancellation Agreement (this “Agreement”) is made as of February 13, 2024 (the “Effective Date”), by and between Yaron Garmazi (the “Executive”) and Kaltura, Inc. (the “Company”). Capitalized terms not specifically defined herein shall have the meanings set forth in the Kaltura, Inc. 2021 Incentive Award Plan (the “Plan”).
WHEREAS, the Executive’s employment with the Company shall terminate due to Executive’s voluntary resignation effective as of July 10, 2024 (the “Employment Termination Date”);
WHEREAS, the Executive will continue to serve as a member of the board of directors of Kaltura Germany GmbH following the Employment Termination Date (the “Continued Board Service”);
WHEREAS, pursuant to that certain Letter Re: Employment Termination, Settlement, Waiver and Release, dated January 14, 2024 (the “Termination Letter”), the Company and Executive have agreed that any Award, Prior Plan Awards or portion thereof that is unvested as of the Employment Termination Date would be automatically forfeited without consideration as of such date;
WHEREAS, the Executive acknowledges and agrees that, pursuant to the terms of those certain Awards and Prior Plan Awards of Restricted Stock Units held by the Executive that are set forth on Exhibit A attached hereto (the “Specified Awards”), the Specified Awards will not have become vested as of the Employment Termination Date; and
WHEREAS, notwithstanding anything to the contrary in the Plan, the Award Agreements covering the Specified Awards, or the Termination Letter, Executive has agreed that the Specified Awards and any right, title or interest Executive may have in or to the Specified Awards and any shares of common stock of the Company issuable, or cash payable, upon settlement of the underlying Specified Awards shall be forfeited without consideration, and the Specified Awards shall be cancelled and terminated entirely, effective as of the Effective Date of this Agreement (the “Specified Award Cancellation”).
NOW, THEREFORE, Executive and the Company hereby agree as follows:
1.Cancellation of Specified Awards. The Executive expressly agrees and consents to the Specified Award Cancellation, effective as of the Effective Date. In connection therewith, as of the Effective Date, Executive fully releases any and all rights or claims with respect to the Specified Awards, and Executive and the Company agree that, following the Specified Award Cancellation, Executive shall have no further right, title or interest in respect of the Specified Awards or any shares of Company common stock issuable, or cash payable, upon settlement of the Restricted Stock Units underlying the Specified Awards, and each Award Agreement and any other agreement evidencing the grant or approval of the Specified Awards shall be null and void with respect to the Specified Awards.
2.Reservation of Rights. To dispel doubt, this Agreement does not apply to the Executive’s Option or Stock Appreciation Right (namely, all the Options and/or RSUs Awards and Prior Plan Awards) that are not included in the Specified Awards (herein, the “Non-Specified Awards”). Accordingly, for the avoidance of doubt it is hereby clarified that under the Termination Letter, the Executive’s rights to exercise the Non-Specified Awards (i.e., the Awards and Prior Plan Awards that had vested and shall have become exercisable on or before the Effective Date of Termination) shall continue to be in effect and remain exercisable throughout the Continued Board Service and so long as the Executive shall continue to be an Israeli Employee Participant as defined under the Israeli Sub-Plan to Kaltura, Inc. 2021 Incentive Award Plan, as set forth in the Termination Letter.
3.Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without reference to the choice of law principles thereof. Any dispute arising under or in relation to this Agreement shall be resolved solely and exclusively in the Tel Aviv - Jaffa competent Courts, and each of the parties hereby submits irrevocably to the jurisdiction of such court.
Yaron Garmazi-Kaltura - Incentive Award Cancellation Agreement (Execution Copy)(1) - 2-13-2024||

4.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
5.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.
6.Advice of Counsel and Tax Advisor. Executive represents and warrants that Executive has read this Agreement, has had adequate time to consider this Agreement, and has had an opportunity to consult with an attorney and Executive’s personal tax advisor prior to executing this Agreement. Executive acknowledges that Executive understands the meaning and effect of this Agreement and has executed this Agreement knowingly, voluntarily and with the intent of being bound by this Agreement.
7.Complete Agreement. Except as expressly set forth herein, the Termination Letter shall remain in full force and effect, in accordance with its terms, following the Effective Date. The Termination Letter and this Agreement constitutes the entire agreement between Executive and the Company and they are the complete, final and exclusive embodiment of their agreement with regard to this subject matter.

[Signature Page Follows]

Yaron Garmazi-Kaltura - Incentive Award Cancellation Agreement (Execution Copy)(1) - 2-13-2024

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the Effective Date.
KALTURA, INC.
By:
Name: Sigal Srur
Title: Chief Human Resources Officer

EXECUTIVE

Yaron Garmazi

Yaron Garmazi-Kaltura - Incentive Award Cancellation Agreement (Execution Copy)(1) - 2-13-2024

EXHIBIT A
SPECIFIED AWARDS

Grant Date	Grant Number	Number of Restricted Stock Units
December 24, 2020	G2627	337,500

Yaron Garmazi-Kaltura - Incentive Award Cancellation Agreement (Execution Copy)(1) - 2-13-2024